                                                                   Exhibit 99.1

 [TEAM HEALTH LOGO]

FOR IMMEDIATE RELEASE                         Contact:
---------------------
                                              Team Health, Inc.
                                              Knoxville, Tennessee
                                              David Jones, CFO
                                              (865) 693-1000


                TEAM HEALTH ANNOUNCES THIRD QUARTER 2003 RESULTS
                ------------------------------------------------

KNOXVILLE, Tenn. - November 5, 2003 - Team Health, Inc. today announced results for its third quarter ended September 30, 2003.

For the third quarter of 2003, net revenue less provision for uncollectibles ("revenue less provision") increased 13.6% to $255.3 million from $224.8 million in the third quarter of 2002. Same contract revenue less provision increased $22.0 million, or 11.0%, to $222.4 million in 2003 from $200.4 million in 2002. The Company reported net earnings of $9.4 million in the third quarter of 2003 versus $3.9 million in the third quarter of 2002.

Net revenue less provision for the nine months ended September 30, 2003 increased 23.6% to $743.9 million from $601.8 million in the prior year. The increase in net revenue less provision includes $58.4 million from acquisitions between periods. Same contract revenue less provision increased $43.4 million, or 8.5%, to $553.7 million in 2003 from $510.3 million in 2002. The Company reported a net loss of $7.8 million and net earnings of $11.3 million in the first nine months of 2003 and 2002, respectively. During the first quarter of 2003, the Company recorded a provision for expected professional liability losses in excess of insured limits of $50.8 million.



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As of September 30, 2003, Team Health had cash of $68.9 million and $72.7 million of available capacity under its revolving credit facility. During the quarter, Team Health repaid $3.0 million of outstanding debt and total indebtedness as of September 30, 2003 declined to $302.4 million. Cash flow provided by operations (after interest, taxes and changes in working capital) for the first nine months ended September 30, 2003 was $50.4 million compared to $25.5 million in 2002.

Lynn Massingale, M.D., President and CEO of Team Health said, "Our financial results for the third quarter of 2003 reflect continued positive growth momentum in revenue and earnings as well as operating cash flow. We continue to be focused on the fundamentals of our operations and this has contributed to our financial results in this quarter.

"Our financial performance to date in 2003 has been benefited by improved ED reimbursement rates and increased volumes, particularly with respect to additional volume associated with providing staffing services to military locations during the military mobilization of 2003. However, the current outlook includes several significant uncertainties.

"The Company continues to monitor the status of the TriCare program and the implementation of the new contracts that will commence in mid 2004 and will transition through the remainder of the year. Despite the recent announcement of the contract awards, there continues to be a great deal of uncertainty surrounding the TriCare program as to the details of the funding and the administration of the program. Given the level and quality of staffing that the Company provides to the military facilities around the country, we feel that we are very well positioned to operate competitively in this new contract environment. Our management team continues to work with the military and selected managed care organizations at both a national as well as a local level to successfully position the Company given the dynamics of the new environment. We are also ensuring that patients are provided appropriate care throughout this time of transition.

"The future funding of physician services under the Medicare program continues to be a topic of discussion within the Congressional Conference Committee that is working on the current Medicare reform bill in Congress. Without Congressional action, there will be a decline in Medicare funding for all physicians of approximately 4.5% beginning in 2004 due to a flawed funding calculation. Within the House version of the bill, this funding flaw has been corrected and physicians would be provided with a modest increase in payment for providing care to Medicare beneficiaries. Although there is no similar language in the Senate version of the bill, there appears to be significant support for addressing this issue as evidenced by a letter of support signed by a number of Senators. The Company, in conjunction with other physician groups around the country, continues to work with members of Congress to address this issue in current proposed legislation and to ensure an appropriate funding level that provides stability to this vital national program.



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"Despite the continued challenges with respect to the cost and availability of professional liability insurance, Congress has yet to act on proposed reforms at the federal level to address this crisis. However, certain states, such as Florida and Texas that have been negatively impacted by the cost of professional liability insurance have adopted significant reforms at the state level that became effective during the quarter. Due to the significant length of time for claims to develop within this type of risk, it will take some time to determine the true impact of such reforms. However, these types of actions are certainly a step in the right direction and should improve the availability and lower the cost of the insurance component of medical care for patients in these states."

ABOUT TEAM HEALTH
-----------------
Founded in 1979, Team Health is headquartered in Knoxville, Tennessee. Team Health is affiliated with over 7,000 healthcare professionals who provide emergency medicine, radiology, anesthesia, hospitalist, urgent care and pediatric staffing and management services to over 450 civilian and military hospitals, surgical centers, imaging centers and clinics in 43 states. For more information about Team Health, visit www.teamhealth.com.
                                     ------------------

As previously announced, Team Health will hold an investor conference call at 9:00 a.m. Eastern Time on November 6, 2003. All interested parties may listen to the call by calling (877) 234-1830. A taped replay of the call will be available after 12:00 p.m. Eastern Time Thursday, November 6, 2003, through midnight on November 13, 2003, by calling (800) 642-1687, access code 3750957.

Statements in this document that are not historical facts are hereby identified as "forward looking statements" for purposes of the safe harbor provided by
Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") and
Section 27A of the Securities Act of 1933 (the "Securities Act"). Team Health, Inc. (the "Company") cautions readers that such "forward looking statements", including without limitation, those relating to the Company's future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this document or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward looking statements." Moreover, the Company, through its senior management, may from time to time make "forward looking statements" about matters described herein or other matters concerning the Company. The Company disclaims any intent or obligation to update "forward looking statements" to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

                               - tables attached -

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
                               Team Health, Inc.
                              Financial Highlights
                                 (in thousands)
                                  (unaudited)



                                                        Three Months Ended
                                                           September 30,
                                                        ------------------
                                                           2003      2002
                                                           ----      ----
                                                            (Unaudited)
                                                           (In thousands)

Net revenue                                            $ 385,035  $ 335,904
Provision for uncollectibles                             129,676    111,057
                                                       ---------  ---------
  Net revenue less provision for uncollectibles          255,359    224,847
Cost of services rendered
  Professional service expenses                          188,568    172,348
  Professional liability costs                            17,148      9,602
    Gross profit                                          49,643     42,897
General and administrative expenses                       23,130     21,663
Management fee and other expenses                            124        125
Impairment of intangibles                                     --      1,000
Depreciation and amortization                              5,478      5,711
Interest expense, net                                      6,075      6,374
                                                       ---------  ---------
    Earnings before income taxes                          14,836      8,024
Provision for income taxes                                 5,458      4,147
                                                       ---------  ---------
Net earnings                                               9,378      3,877
Dividends on preferred stock                               3,639      3,309
                                                       ---------  ---------
  Net earnings attributable to common stockholders     $   5,739  $     568
                                                       =========  =========


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

                               Team Health, Inc.
                              Financial Highlights
                                 (in thousands)
                                  (unaudited)

                                                                  Nine Months Ended
                                                                    September 30,
                                                             ---------------------------
                                                                  2003         2002
                                                                  ----         ----
                                                                     (Unaudited)
                                                                    (In thousands)
Net revenue                                                   $ 1,094,153   $    894,942
Provision for uncollectibles                                      350,249        293,130
                                                              -----------   ------------
  Net revenue less provision for uncollectibles                   743,904        601,812
Cost of services rendered
  Professional service expenses                                   557,565        457,013
  Professional liability costs                                     93,226         27,399
                                                              -----------   ------------
   Gross profit                                                    93,113        117,400
General and administrative expenses                                69,053         58,637
Management fee and other expenses                                     378            387
Impairment of intangibles                                              --          1,000
Depreciation and amortization                                      16,599         14,298
Interest expense, net                                              18,467         17,539
Refinancing costs                                                      --          3,389
                                                              -----------   ------------

   Earnings (loss) before income taxes and cumulative
     effect of change in accounting principle                     (11,384)        22,150
Provision (benefit) for income taxes                               (3,630)        10,556
                                                              -----------   ------------
   Earnings (loss) before cumulative effect of change
       in accounting principle                                     (7,754)        11,594
Cumulative effect of change in accounting principle,
  net of taxes of $209                                                 --           (294)
                                                              -----------   ------------
Net earnings (loss)                                                (7,754)        11,300
Dividends on preferred stock                                       10,800          9,820
                                                              -----------   ------------
 Net earnings (loss) attributable to common stockholders      $   (18,554)  $      1,480
                                                              ===========   ============


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
                               Team Health, Inc.
                              Financial Highlights
                                 (in thousands)
                                  (unaudited)



                                               September 30,      December 31,
                                                   2003              2002
                                                   ----              ----

Cash and cash equivalents                      $      68,893      $     47,789
Long-term debt, including current portion            302,413           320,500
Accounts receivable, net                             164,431           156,449
Capital expenditures, year to date                     7,112             9,796



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